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                                                                 Exhibit 10.32


                              AK MEDIA GROUP, INC.
                                1301 Fifth Avenue
                                   Suite 4000
                            Seattle, Washington 98101

January 22, 1999

Mr. K. James Yager, President
Benedek Broadcasting Corporation
100 Park Avenue
Rockford, Illinois  61101

        Re: Time Brokerage Agreement (the "KCOY TBA") dated as of December 30, 1998 by and between Benedek Broadcasting Corporation ("Licensee") and AK Media Group, Inc. ("Programmer")

Dear Mr. Yager:

This will confirm our agreement to modify the KCOY TBA in the following respects.

1. Programmer shall employ all of the employees of KCOY (the "Station"), other than Vickie McPherson, the Station's Manager, and Dennis Bornhoft, the Station's Chief Engineer. In the event that the KCOY TBA terminates without a Closing under the Exchange Agreement, Licensee shall rehire the employees of the Station employed by the Station on the date of termination who were Licensee's employees on January 31, 1999; provided that Licensee shall have the right but not the obligation to hire any employees of the station hired by Programmer during the term of the KCOY TBA. The "Employee Related Amount" (Attachment I, Section 1.(a)) shall refer to the expenses related to the Licensee's employees.

2. Programmer shall perform pursuant to and consistent with the Programming Agreements for the Licensee Programming under the supervision and control of the Licensee; however the Programming Agreements shall only be assigned to Programmer at Closing or as otherwise permitted by the KCOY TBA.

3. Programmer will assume responsibility for fulfilling all orders for advertising on the Station.

4. Programmer will collect all advertising and promotion-related revenues, including revenues attributable to the Licensee's Term. Programmer shall pay on behalf of Licensee all costs and expenses relating to the Licensee's Term. Such revenues and costs and expenses attributable to the Licensee's Term shall be reconciled in accordance with the proration provisions of the KCOY TBA. All cash on hand on the effective date of this amendment shall

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Mr. K. James Yager
January 22, 1999
Page 2

remain the property of Licensee. Licensee hereby constitutes and appoints Programmer, its successors and assigns the true and lawful attorney of Licensee with full power of substitution, in the name of Programmer, or the name of Licensee, on behalf of and for the benefit of Licensee, to collect all accounts receivable of Licensee, to endorse, without recourse, checks, notes and other instruments in the name Licensee, to institute and prosecute, in the name of Licensee or otherwise, all proceedings which Licensee may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the accounts receivable of Licensee, to defend and compromise any and all actions, suits or proceedings in respect of any of the accounts receivable of Licensee, and to do all such acts and things in relation thereto as Programmer may deem advisable. Licensee agrees that the foregoing powers are coupled with an interest and so long as the KCOY TBA shall be in effect, shall be irrevocable by Licensee directly or indirectly in any manner or for any reason.

5. The foregoing modifications shall become effective February 1, 1999.

6. In all other respects, the KCOY TBA shall remain in full force and effect. Capitalized terms used herein not otherwise defined shall have the meanings ascribed to them in the KCOY TBA.

Sincerely,


/s/ Denis M. Curley
-------------------
Denis M. Curley
Secretary/Treasurer

Agreed:

Benedek Broadcasting Corporation


By: /s/ Ronald Lindwall
    ----------------------------
Name:   Ronald Lindwall
Title:  Senior Vice President
Date:   January 22, 1999

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